Exhibit 99.2

July 19, 2023

Aqua Metals Prices $17.4 Million Public Offering of Common Stock

RENO, Nevada, July 19, 2023 (GLOBE NEWSWIRE) – Aqua Metals, Inc. (Nasdaq: AQMS) (“Aqua Metals” or the “Company”), a pioneer in sustainable lithium-ion battery recycling, today announced that it has priced its underwritten public offering of 15,820,000 shares of its common stock at a public offering price of $1.10 per share. All of the securities in the underwritten public offering are to be sold by the Company. Aqua Metals expects the gross proceeds from this offering to be $17,402,000, before deducting the underwriting discount and other estimated offering expenses. Aqua Metals has granted the underwriter a 30-day option to purchase up to 2,373,000 additional shares of common stock. Aqua Metals expects to close the offering, subject to customary conditions, on July 21, 2023.

Aqua Metals intends to use the net proceeds from the proposed offering for working capital, including expenditures related to the commencement of the Phase One build-out of its recently acquired five-acre recycling campus at the Tahoe Reno Industrial Center in McCarran, Nevada, and general corporate purposes.

The Benchmark Company, LLC acted as sole book-running manager for the offering. The Liquid Venture Partners group at The Benchmark Company, LLC was responsible for sourcing and executing the offering.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC. A preliminary prospectus supplement relating to the proposed offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement describing the terms of the proposed offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained, when available, from The Benchmark Company, LLC, 150 East 58th Street, 17th floor, New York, NY 10155, by email at prospectus@benchmarkcompany.com, or by calling +1 (212)-312-6700.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the company’s Innovation Center in the Tahoe-Reno Industrial Center.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.